Natural Health Trends Corp. Announces First Quarter 2007 Results

DALLAS, TX -- 05/10/2007 -- Natural Health Trends Corp. (NASDAQ: BHIP) today announced its financial results for the quarter ended March 31, 2007.

Sales in the first quarter of 2007 were $21.5 million, compared to $39.5 million and $27.7 million for the first quarter a year ago and the fourth quarter of 2006, respectively. The decline in sales was primarily due to continued distractions and disruptions caused by management changes in the last 18 months, a shareholders' demand for action involving some of the Company's Chinese members, as well as the members' reaction to the uncertain regulatory environment in China that is currently impacting the Hong Kong-based business. Hong Kong sales decreased $15.8 million, or 54%, over the comparable period a year ago.

As of March 31, 2007, the Company had 82,000 active distributors, compared to 121,000 and 96,000 active distributors at the end of the first quarter of 2006 and at the end of 2006, respectively. The Company considers a distributor "active" if they have placed at least one product order during the preceding year.

For the first quarter of 2007, the Company incurred a net loss of $5.0 million, or $0.61 per fully diluted share, compared to a net loss of $1.1 million, or $0.15 per fully diluted share, a year ago in the comparable quarter, and a net loss of $5.0 million, or $0.61 per fully diluted share, in the prior quarter.

During the first quarter of 2007, the Company recognized the following non-recurring items which negatively impacted earnings (in millions):

Severance for two former executive officers        $(0.6)
Provision for inventory losses                      (0.3)
Distributor settlement                              (0.1)
Charge to relocate Mexico City office               (0.4)
Asset impairment and severance in Japan             (0.3)
                                                   ------
Pre-tax loss impact                                $(1.7)
                                                   ======
As of March 31, 2007, the Company's cash and cash equivalents totaled $8.5 million, including $3.4 million in China that may not be freely transferable to other countries because the Company's Chinese subsidiary is subject to a business license capitalization requirement. On May 4, 2007, the Company consummated a private equity placement generating gross proceeds of approximately $3.0 million, the net proceeds of which will be used for working capital purposes.

Mr. Chris Sharng, the Company's President, said, "Sales were at a low point in February due to the shareholders' demand for action and the Chinese New Year holiday. We are pleased to see that sales increased in March and the upward trend continued into April. We restructured our Japan and Mexico subsidiaries to cut costs, resulting in write-downs. Also a commission enhancement program has been put into effect in North America, Japan, Europe, Southeast Asia and Australia. The rest of the markets will implement the change by the end of the second quarter. The enhancement program is the first of its kind in the direct selling industry to remove the weakside minimum threshold requirement allowing our independent distributors to earn a commission check faster. The program is also anticipated to lower distributor commissions as a percentage of revenue. Last week, the Company also launched two new products called "Ge-Gen™ Fit Factor™" and "Ge-Gen™ The Orange Pill™" through a brand new global retail platform where independent distributors can customize their product packages as they so desire. The two products address the energy and weight management categories and both contain a super fixated nitrogen extracted through a proprietary process from Kudzu, an herb traditionally used in Chinese medicine. Fit Factor™ also includes Hoodia cactus to serve as an appetite suppressant. Furthermore, for the first time in this Company's history, we are rolling out a world-wide recognition system to highlight and promote the successes of our independent distributors. Finally, we are still expecting to launch our People's Republic of China (PRC) retail platform by the end of June, generating revenue in China. Since we began pre-registration in the PRC market, we have signed up more than 15,000 customers. We are very excited about our progress."

The Company will host a conference call at 11:30 a.m. EDT, May 11, 2007. Those who wish to participate in the conference call may telephone (800) 430-2053, or (973) 935-8769 for international callers, pass code 8784384, 15 minutes before 11:30 a.m. EDT. If you cannot participate in the call, but wish to hear it, you may login to Natural Health Trends Corp.'s homepage at www.naturalhealthtrendscorp.com and click on the conference call 1 1/2 hours after the completion of the call.

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries in 15 countries throughout Asia, North America, Europe and Latin America. The Company markets premium quality personal care products under the NHT Global (formerly Lexxus International) brand. Additional information can be found on the Company's website, and management encourages interested parties to register for updated corporate information via email on the Company's home page, www.naturalhealthtrendscorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

                        NATURAL HEALTH TRENDS CORP.

                        CONSOLIDATED BALANCE SHEETS
                    (In Thousands, Except Share Data)

                                                    December     March
                                                    31, 2006    31, 2007
                                                  -----------  -----------
                                                               (Unaudited)
                      ASSETS
Current assets:
  Cash and cash equivalents                       $    11,936  $     8,535
  Restricted cash                                         455          403
  Certificates of deposit                               1,277          525
  Accounts receivable                                     462          272
  Inventories, net                                      5,857        4,361
  Other current assets                                  2,639        2,331
                                                  -----------  -----------
Total current assets                                   22,626       16,427
Property and equipment, net                             2,944        2,132
Goodwill                                               14,145       14,145
Intangible assets, net                                  3,400        3,200
Restricted cash                                         4,142        4,785
Deferred tax assets                                       208          205
Other assets                                            1,120          819
                                                  -----------  -----------
Total assets                                      $    48,585  $    41,713
                                                  ===========  ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                $     3,424  $     3,010
  Income taxes payable                                    281          469
  Accrued distributor commissions                       3,852        2,792
  Other accrued expenses                                5,255        5,995
  Deferred revenue                                      5,641        4,317
  Other current liabilities                             3,135        3,112
                                                  -----------  -----------
Total current liabilities                              21,588       19,695
Commitments and contingencies
Minority interest                                          22           23
Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000
   shares authorized; none issued and
   outstanding                                              -            -
  Common stock, $0.001 par value; 50,000,000
   shares authorized; 8,199,933 shares issued
   and outstanding at December 31, 2006 and
   March 31, 2007                                           8            8
  Additional paid-in capital                           70,042       70,121
  Accumulated deficit                                 (44,128)     (49,166)
  Accumulated other comprehensive income:
    Foreign currency translation adjustments            1,053        1,032
                                                  -----------  -----------
Total stockholders' equity                             26,975       21,995
                                                  -----------  -----------
Total liabilities and stockholders' equity        $    48,585  $    41,713
                                                  ===========  ===========

                        NATURAL HEALTH TRENDS CORP.

           CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                  (In Thousands, Except Per Share Data)

                                                     Three Months Ended
                                                          March 31,
                                                  ------------------------
                                                      2006         2007
                                                  -----------  -----------

Net sales                                         $    39,474  $    21,515
Cost of sales                                           8,242        5,697
                                                  -----------  -----------
Gross profit                                           31,232       15,818
% of sales                                               79.1%        73.5%

Operating expenses:
  Distributor commissions                              20,685       10,424
  % of sales                                             52.4%        48.4%

  Selling, general and administrative expenses         11,555       10,410
                                                  -----------  -----------
Total operating expenses                               32,240       20,834
                                                  -----------  -----------
Loss from operations                                   (1,008)      (5,016)
Other income, net                                         159          189
                                                  -----------  -----------
Loss before income taxes and minority interest           (849)      (4,827)
Income tax provision                                     (255)        (210)
Minority interest                                         (30)          (1)
                                                  -----------  -----------
Net loss                                          $    (1,134) $    (5,038)
                                                  ===========  ===========

Loss per share:
  Basic                                           $     (0.15) $     (0.61)
                                                  ===========  ===========
  Diluted                                         $     (0.15) $     (0.61)
                                                  ===========  ===========

Weighted-average number of shares outstanding:
  Basic                                                 7,711        8,200
                                                  ===========  ===========
  Diluted                                               7,711        8,200
                                                  ===========  ===========

Contact:

Chris Sharng
President
Natural Health Trends Corp.
(972) 241-4080